UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 29, 2006
Integrity Bancshares, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-33005	58-2508612

(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
11140 State Bridge Road, Alpharetta, Georgia 30022

(Address of Principal Executive Offices, including Zip Code)
(770) 777-0324

(Registrant’s Telephone Number, including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.
     On June 29, 2007 Integrity Bancshares, Inc. (the “Company”) concluded that it will increase its allowance for loan losses through an additional provision of approximately $31 million. Additionally, approximately $3 million of interest income will be reversed. The after-tax effect of this provision and interest reversal is expected to result in a reduction in net income of approximately $21 million for the second quarter of 2007. The increase in the allowance for loan losses and recognition of estimated loss relates solely to the group of loans first identified by the Company on April 30, 2007 to borrowers who are associated with or controlled by one guarantor and that totaled approximately $83 million in the aggregate. Since the date of the initial disclosure of these problem loans the Company has been performing an extensive review and analysis of the loans and their collateral to determine their level of impairment. The review and analysis involved both internal staff and external advisors and was performed concurrently with an examination by the Federal Deposit Insurance Corporation that is ongoing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
     The following exhibit is furnished herewith:
     99.1   Press Release dated June 29, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 29, 2007	INTEGRITY BANCSHARES, INC.
	By:	/s/ Suzanne Long
Suzanne Long
Chief Financial Officer